Exhibit 99.1
FSF Financial Corp.         Contact: Donald A. Glas, Chief Executive Officer
                                     George B. Loban, President
                                     Richard H. Burgart, Chief Financial Officer
                                     (320) 234-4500

                                     For Immediate Release
                                     July 26, 2001

                First Federal Bank Announces St. Cloud Expansion
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         Hutchinson, Minnesota (Nasdaq - "FFHH") -- First Federal Bank, a wholly owned subsidiary of FSF Financial Corp., announces an agreement with ING Bank fsb to purchase the St. Cloud, Minnesota ING branch facility along with various loans and deposits in the St. Cloud and Minneapolis, Minnesota area. First Federal Bank has maintained an office within the Cashwise grocery store in Waite Park, approximately 2 miles from the new facility, since 1995.

         "ING Bank has become part of ING Direct, a branchless direct bank offering savings and lending products. Traditional banking facilities are not part of ING Direct's banking strategy. We sought a potential acquirer that has demonstrated a true community banking philosophy. I am extremely pleased that First Federal Bank has been selected to continue the community banking model that we have employed for over 10 years," noted Brian Myres, Executive Vice President of ING Bank.

         "Our community banking approach is currently being applied in 10 communities in Minnesota. We are fortunate to be able to offer a second full-service banking facility in the St. Cloud market," stated Donald A. Glas, Co-Chairman and CEO of First Federal Bank. "Our goal is to continue providing quality products and services that the customers of ING Bank have received in the past."

         The transaction is expected to close during the fourth quarter of the calendar year, pending necessary regulatory approvals. First Federal will be purchasing branch related real estate, buildings, equipment, approximately $50 million in deposits and $30 million in loans. The majority of the loans are commercial real estate loans and the balance consists of commercial loans and consumer loans. First Federal is paying a premium on the deposits of approximately 5.3% and the transaction is expected to be accretive to earnings in the first year.

         FSF Financial Corp., a financial services company, has four affiliated companies. First Federal fsb is a federally chartered stock savings bank headquartered in Hutchinson, Minnesota. The Bank has eleven offices located in Hutchinson (2), Hastings, Apple Valley, Buffalo, Glencoe, Inver Grove Heights, Litchfield, Waconia, Waite Park and Winthrop, Minnesota. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation. The Bank is a community-oriented, full service retail bank offering a variety of deposit and loan products. Homeowners Mortgage Corporation originates residential mortgage loans from offices in Vadnais Heights and Hastings, Minnesota. Firstate Investments provide non-insured financial products in two locations. Insurance Planners of Hutchinson, Inc., is a property and casualty insurance agency with two locations. The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFHH".

        Zona Financial, Minneapolis, Minnesota initiated this transaction and served as financial advisor to ING Bank.

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This press  release may  contain  forward-looking  statements  as defined by the
Private Securities Litigation Reform Act of 1995. Any such forward looking statements are subject to various risks and uncertainties and are therefor qualified by the company's cautionary statements contained in its filings with the Securities and Exchange Commission